Exhibit 107

CALCULATION OF THE REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
iShares	(1)	(1)	(1)	(1)

(1)

An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis, except for $1,646,741.50 of unutilized fees relating to 416,400,000 shares of unsold securities that were previously registered under the Registration Statement on Form S-3 (File No. 333-255651) originally filed on April 30, 2021, as amended by the Post-Effective Amendment No. 1 to the Registration Statement filed on May 24, 2021 (as amended, the “Prior Registration Statement”) that have not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fees may be applied to the filing fees payable pursuant to this Registration Statement, and the Prior Registration Statement and the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.